Exhibit 99.2

Transcept Pharmaceuticals Receives Complete Response Letter

from FDA on Intermezzo® New Drug Application

Point Richmond, CA – July 14, 2011 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) announced today that it has received a Complete Response Letter from the U.S. Food and Drug Administration (FDA) regarding the resubmitted New Drug Application (NDA) for Intermezzo® (zolpidem tartrate sublingual tablet).

In the Complete Response Letter, the FDA confirmed that Transcept has adequately demonstrated that Intermezzo® is efficacious for use as needed in the treatment of insomnia when a middle-of-the-night awakening is followed by difficulty returning to sleep. However, the FDA stated that it cannot conclude that Intermezzo® can be used safely based on the information in the Intermezzo® NDA.

The proposed label for Intermezzo® indicates that Intermezzo® should only be taken when patients have at least four hours of bedtime remaining before being active again. In the original, October 2009 Complete Response Letter, the FDA indicated that Transcept must demonstrate that Intermezzo®, when taken as directed, would not unacceptably impair next-morning driving ability.

To address FDA concerns raised in the October 2009 Complete Response Letter, Transcept and FDA agreed that a highway driving study conducted to assess the effect of Intermezzo® on subjects’ next-day driving ability would provide a reasonable approach to characterize the safety profile of Intermezzo®. As previously announced, in the four-hour treatment condition of this highway driving study, the primary analysis used to determine the capacity of Intermezzo® to impair driving showed no statistically significant difference between Intermezzo® and placebo. In a secondary analysis, the mean effect on driving ability four hours after dosing was statistically different from placebo, but below the level considered in the literature to define the threshold of potential driving impairment.

In the Complete Response Letter received today, the FDA stated that during its review of the Intermezzo® NDA resubmission it became concerned that those patients with higher zolpidem blood levels from Intermezzo® could be at risk of unacceptable next-day impairment. The FDA further hypothesized that such patients may belong to distinct and identifiable demographic groups.

During the review cycle, the FDA requested, and Transcept submitted, analyses of all Intermezzo® studies seeking to identify patient sub-populations that may be at risk for elevated blood levels or next-day residual effects. In these analyses, demographic groups that exhibited higher blood levels were identified, but these blood levels did not correlate with an increase in next-day residual effects as measured by Digit Symbol Substitution Test (DSST), a standard cognitive function test employed by Transcept throughout its development program. In the Complete Response Letter received today, the FDA expressed the opinion that DSST may not be able to adequately distinguish possible adverse effects of zolpidem on driving ability.

In its October 2009 Complete Response Letter, the FDA asked Transcept to demonstrate that inadvertent Intermezzo® dosing errors could be adequately minimized, or that the potential adverse effects of such dosing errors on driving safety could be shown to be acceptable. Potential dosing errors cited by FDA as concerns include inadvertent dosing with less than four hours of bedtime remaining and inadvertent re-dosing in a single night. FDA expressed concern that such errors could lead to higher next-day blood levels that could present an unacceptable risk to next-day driving ability.

In the Complete Response Letter received today, the FDA confirmed that the proposed single unit dose pouch packaging adequately addressed the risk of inadvertent re-dosing of Intermezzo® in a single night. However, the FDA remains concerned that some portion of patients will dose with less than four hours remaining in bed, despite proposed packaging and instructions that the FDA viewed as clearly communicating this dosing restriction.

The FDA further expressed the view that, while a patient use study to define dosing error rates might be capable of detecting high rates of misuse, such a study would not be required. To address the risk of inadvertent mis-dosing with less than four hours remaining in bed, the FDA believes that driving performance at 3 to 3.5 hours after dosing should be considered as part of the safety review of Intermezzo®.

To characterize the risk profile of Intermezzo® on next-day residual effects if Intermezzo® were inadvertently mis-dosed, Transcept assessed subjects’ driving ability in a highway driving study beginning at three hours after dosing Intermezzo® in the middle of the night. As previously announced, in drives that started three hours after dosing, Intermezzo® was associated with statistically significant effects in the primary analysis, and one drive was discontinued due to excessive driver drowsiness. In a secondary analysis, mean effects on driving ability three hours after dosing were also statistically different from placebo, but were below the level considered in the literature to define the threshold of potential driving impairment. In the Complete Response Letter received today, the FDA stated that these results suggested clinically meaningful impairment.

As a possible path forward, the FDA suggested that Transcept further investigate whether body weight and demographic factors contribute to differentially elevated blood levels the morning after dosing Intermezzo®, develop strategies to decrease next-morning zolpidem levels, and, after mitigation strategies are implemented, demonstrate that next-morning blood levels do not present an unacceptable risk of next-day impairment, which may include the conduct of an additional driving study.

Transcept plans to meet with the FDA to discuss the potential paths forward, and will provide further updates as appropriate.

Transcept and Purdue Pharmaceutical Products L.P. are parties to a collaboration agreement for the development and commercialization of Intermezzo® in the United States. As previously disclosed, if Purdue continues with the collaboration after an approval of Intermezzo® that occurs after September 23, 2011, Purdue would no longer be committed to pay any portion of the original $30 million approval milestone, and if an approval occurs after July 31, 2011, Purdue would no longer be required to meet minimum spending obligations related to its Intermezzo® sales and marketing efforts.

Transcept had cash, cash equivalents and marketable securities of approximately $59.6 million at June 30, 2011. Cash use during the quarter ended June 30, 2011 averaged approximately $1.2 million per month.

About Intermezzo®

Intermezzo® (zolpidem tartrate sublingual tablet), the lead product candidate at Transcept, has the potential to be the first prescription sleep aid specifically approved for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Intermezzo® is a sublingual low dose formulation of zolpidem, the active agent most commonly prescribed in the United States for the treatment of insomnia. Intermezzo® uses approximately one-quarter to one-third of the dose of active drug contained in currently marketed zolpidem-based sleep aids, in a formulation designed to promote rapid sublingual absorption.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Transcept is developing Intermezzo® (zolpidem tartrate sublingual tablet) as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Transcept is also developing TO-2061, a low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with approved first-line pharmacotherapy. For further information, please visit the Transcept website at: www.transcept.com.

Forward Looking Statements

This press release contains forward looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). Transcept disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the safe harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the expectation that Transcept will meet with the FDA and determine potential paths forward toward the potential approval of Intermezzo®. Such statements are based on management’s current expectations, but actual events and results may differ materially due to various risks and uncertainties, including, but not limited to, the ability of Transcept to develop a viable path forward to obtain FDA approval of Intermezzo®. See the “Risk Factors” section of Transcept periodic reports filed with the SEC for additional information about the risks of investing in Transcept. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com